UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2020

EYENOVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-38365	47-1178401
(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, New York 10017

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (917) 289-1117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	EYEN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 23, 2020, Eyenovia, Inc. (the “Company”) entered into a Securities Purchase Agreement with various investors pursuant to which the Company agreed to sell approximately $6.0 million of units (the “Units”), with each Unit consisting of (i) one share of our common stock, par value $0.0001 per share (the “Common Stock”), (ii) a one-year warrant to purchase 0.5 of a share of our Common Stock (“Class A Warrant”), and (iii) a five-year warrant to purchase 0.75 of a share of our Common Stock (“Class B Warrant”) (the Class A Warrants and Class B Warrants, collectively, the “Warrants”). The Units were sold at a price to the public of $2.21425 per Unit. The Units were sold to certain directors and executive officers at a price of $2.42625 per Unit.

The offering closed on March 24, 2020. At closing, the Company received net proceeds of approximately $5.3 million after deducting placement agent fees and offering expenses.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ:NHLD), acted as the sole Placement Agent for the offering.

In the offering, the Company issued an aggregate of 2,675,293 shares of Common Stock, Class A Warrants to purchase up to 1,337,659 shares of Common Stock and Class B Warrants to purchase up to 2,006,495 shares of Common Stock.

The exercise price of the Class A Warrants issued to the public is $2.058 per share and the exercise price of the Class A Warrants issued to the directors and officers is $2.27 per share, both subject to adjustment for stock splits, stock dividends and similar corporate events. All the Class A Warrants terminate in one year after date of issuance and are exercisable at any time or times on or after the date of issuance.

The exercise price of the Class B Warrants issued to the public is $2.4696 per share and the exercise price of the Class B Warrants issued to the directors and officers is $2.724 per share, both subject to adjustment for stock splits, stock dividends and similar corporate events. All the Class B Warrants terminate in five years after date of issuance. The Class B Warrants are exercisable at any time or times on or after the date of issuance.

In connection with the offering, on March 23, 2020, the Company also entered into a Registration Rights Agreement with the investors. Pursuant to the Registration Rights Agreement, the Company must file with the U.S. Securities and Exchange Commission (the “SEC”), no later than 30 days following the date on which the Company files its Form 10-K for the year ended December 31, 2019 with the SEC, a registration statement on Form S-3 covering the shares of Common Stock issued in the offering and the shares of Common Stock underlying the Warrants.

The Company intends to use the net proceeds of the offering, together with other available funds, for the MicroLine and MicroPine clinical studies, to advance MicroStat’s new drug application, and for working capital and general corporate purposes.

The form of Class A Warrant, Class B Warrant, the Securities Purchase Agreement and the Registration Rights Agreement are filed herewith as Exhibits 4.1, 4.2, 10.22 and 10.23, respectively, and are incorporated herein by reference. The foregoing descriptions of the Class A Warrant, Class B Warrant, the Securities Purchase Agreement and the Registration Rights Agreement are not complete and are qualified in their entirety by reference to the respective exhibits.

The Common Stock and Warrants were sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) and Regulation D promulgated under the Securities Act. Neither the Common Stock nor the Warrants may be offered or sold in any state or jurisdiction absent registration or exemption from registration under the Securities Act and any applicable state or jurisdiction securities laws.

The information contained in this Current Report on Form 8-K is not an offer to sell or a solicitation of an offer to buy the Common Stock or Warrants or any other securities of the Company.

Copies of the press releases regarding the above matters are attached hereto as Exhibit 99.1 and 99.2 and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Class A Warrant issued on March 24, 2020.

4.2	Form of Class B Warrant issued on March 24, 2020.

10.22	Securities Purchase Agreement, dated March 23, 2020, between Eyenovia, Inc. and the investors named therein.

10.23	Registration Rights Agreement, dated March 23, 2020, between Eyenovia, Inc. and the investors named therein.

99.1	Press release dated March 23, 2020.

99.2	Press release dated March 24, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: March 24, 2020	By:	/s/ John Gandolfo
Name: John Gandolfo Title: Chief Financial Officer